EXHIBIT 99.1

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.

                                  MEMORANDUM

DATE:    February 20, 2008

TO:      Ron Kreider, Kreider Farms

FROM:    David Mager and Steve Pagano, Bion

RE: Draft Memorandum of Understanding between Bion Environmental Technologies and Kreider Farms

                    --------------------------------------

The purpose of this MOU is to describe the intent of the parties in proceeding towards a final agreement for the installation of a Bion waste treatment system (System) at Kreider Farms (KF). Upon execution of this non-binding MOU, Bion will proceed to work with various branches of Pennsylvania
(PA) state government as well as its federal representatives. Bion will be seeking definitive direction and in some cases agreements related to the following:

     1. Nutrient credit purchase on a long term basis for the credits that will be generated from the KF installation.
     2.  Protocols for nutrient certification testing.
     3. Fast track approval of the modifications required for the initial installation at KF to treat the initial 1400 dairy cows.
     4. Subsidies at the state and federal level to offset some of the costs of the project.
     5.  Pricing from local contractors.

All of the above costs will be covered by Bion. Following the advancement/completion of these activities, Bion will present KF with a specific proposal and contractual parameters assuming that the project meets both parties' requirements. At this point, a firm binding contract would need to be executed. Prior to this firm agreement, Bion will have spent between $75--$100K in fees and overhead and once this agreement is executed Bion would be committed to an additional expenditure of $200,000-$300,000 or more with the understanding that the project will still be at the mercy of regulatory approval.

Bion currently anticipates developing this project in two phases. Phase I will consist of the design, construction and operation of a waste treatment system for the 1,400 dairy cows currently located in the main barn at KF's Manheim dairy farm. This system will be subject to a stringent testing program that meets the needs of Bion, KF, and the PA DEP. This process will ultimately determine the number of nutrient credits that get certified to sell to third party users such as municipal waste water treatment plants to reduce their nutrient discharges.

Once Phase I has been completed, Bion will work with KF and the DEP to initiate Phase II which will likely consist of incorporating the full 1,600 milk cows, 350 dry/fresh/sick cows, 1,150 heifers and 200 calves. .We will review with KF the feasibility of incorporating the chicken litter into our waste treatment process based upon its technical and economic feasibility. At this point we also anticipate that the detailed monitoring and demonstration programs will be completed and that a scaled down monitoring program consistent with KF long term needs and the PA DEP requirements will be left in place for the duration of the 10-year program.

Public support for Project:

Bion will take the lead and Kreider will support Bion's efforts to secure grant funds from governmental and foundation sources in order to obtain support for funding of this Project. Bion will meet with an assortment of Pennsylvania and US government/regulatory officials. These meetings will likely include state general assembly and federal congressional representatives, executive branch agencies such as the PA Department of Agriculture, PA Department of Environmental Protection, county extension agents, USDA officials, and other organizations that may have an impact on funding, subsidy payments, or general support. As a part of this process, Kreider will need to be prepared to receive and respond to calls from various private and governmental persons/entities to verify facts, clarify plans, and enter into general discussions related to the Project and be the applicant of record for grants and loans. The process may also include a few on-farm meetings, and, on some rare occasions, Kreider personnel may need to attend an off-site meeting. Kreider understands that its participation in this process will be crucial, with the understanding that Bion will work to minimize these sorts of distractions to the greatest extent possible. Ownership of the System:

     1) Bion will build the System and agree to operate it for a period of ten years at the levels required to generate the contracted nutrient credits, or
     2) KF has the option, after completion of the initial demonstration phase (about one year), to purchase the System. The purchase price will be the unamortized cost of the System at the time of purchase plus $200 per dairy cow technology license. For purposes of calculating the purchase price, the amortization will start upon the approval for credit sales by the PA DEP and will be straight line over 10 years.
     3) The KF option will be for two years after the System has been certified for credits by the PA DEP. If KF did not exercise its option, at the conclusion of 10 years Bion will remove the System - details of site reconditioning to be part of the final agreement.
     4) Bion would train KF personnel in the systems operation and thereafter provide periodic review of the installation while Kreider operates the System for at least the balance of the contracted 10 year period.
     5) Kreider agrees to allow access to the Bion facility to those designated by Bion to be part of the analysis such as DEP staff and to allow Bion to utilize the site for visits from prospective Bion project reviewers from other states. A working arrangement for this issue needs to be part of any final agreement.
     6) Bion agrees to waive its annual per cow operating fees at Kreider based upon our ability to fast track the project by incorporating existing Kreider waste management facilities that are already approved by DEP.

The final agreement between the parties will need to address many additional matters and agree on material terms acceptable to Bion and Kreider including the following:

     1. Ultimate disposition of the by-products (coarse and fine solids, nutrients) from the System.
     2. Operating standards for the System if operated by Kreider to continue to qualify for the nutrient credits.
     3.  Agreed upon procedure to enable Bion to bring visitors to the site.
     4.  Normal contractual requirements and provisions for both parties.

If the above reflects your understanding of the intent of the parties, please sign below and return to Bion together with the executed
Confidentiality/Proprietary Information Agreement.

Yours,

Bion Environmental Technologies, Inc.


By: /s/ David Mager, 2-20-08



Kreider Farm



By: /s/ Ronald Kreider, 2-20-08






Reference Materials:
January 30, 2008 Memo from Bion to Kreider Farms
February 20, 2008 Memo from Bion to Kreider Farms